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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                QUEST SOFTWARE TO ACQUIRE FASTLANE TECHNOLOGIES,
   CREATES LEADING POSITION IN DATABASE, APPLICATION AND DIRECTORY MANAGEMENT

 . . . COMBINED PRODUCT LINES, SERVICES AND PARTNERS PROVIDE UNPRECEDENTED SOLUTIONS FOR THE DEPLOYMENT AND MANAGEMENT OF WINDOWS 2000 AND ACTIVE DIRECTORY

IRVINE, CALIF. AND OTTAWA, ONTARIO, JUNE 29, 2000 -- Quest Software, Inc., (Nasdaq: QSFT), a leading provider of software for managing and monitoring business-critical applications, and FastLane Technologies Inc., a leading provider of directory management software for Microsoft platforms, today announced the companies have signed a definitive agreement for Quest Software to acquire FastLane Technologies. The acquisition positions Quest as a leading vendor in the Microsoft systems management market, with complete solutions that enable enterprise deployments and ongoing management of Windows 2000.

The deployment of Windows 2000 and Active Directory is the largest infrastructure upgrade Microsoft has ever attempted and is a foundation for Exchange 2000, SQL Server 2000 and new and enhanced eCommerce strategies, offering lower overall cost of operations and management. For Global 2000 and other large enterprises, Windows 2000 is driving the need for scalable software and services for directory migration, management and performance monitoring. The acquisition of FastLane ideally positions Quest to meet these business needs both during and after a Windows 2000 deployment.

Under the terms of the agreement, Quest will acquire privately held FastLane Technologies for a combination of cash and stock totaling approximately US$100 million. The acquisition, which Quest and FastLane expect to complete in late July or early August, will be accounted for as a purchase. FastLane will operate as a separate division of Quest Software. FastLane's president, Jan Kaminski, will continue to lead the new division.

"Both companies believe our combined offerings generate significant value to our customers as they deploy Windows 2000 and directory enabled applications. As a market leader, we are dedicated to providing the most comprehensive solutions to help manage critical infrastructure, including applications, databases and directories," said Vincent C. Smith, Quest chairman and chief executive officer. "By combining the expertise and experience of two industry leaders, Quest will become the first software provider that can offer a complete solution for managing and monitoring all of your critical open systems applications."

"Through our leadership and technology in directory management, FastLane has created a huge opportunity for deploying Windows 2000 and Active Directory and the pending requirement to manage business-critical applications on Microsoft platforms. By joining Quest, we will now have the resources and shared knowledge to fully capitalize on this opportunity," said Jan Kaminski, FastLane's president. "This acquisition is a significant event to the industry and will provide customers with a comprehensive solution for managing business-critical Windows NT- and Windows 2000-based systems."





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FastLane provides the first truly, integrated suite of Windows NT/Windows 2000 centric applications for effective Enterprise Directory Management. Its flagship suite of products, DM/Suite(TM), and its field tested, five-step methodology, DM/LifeCycle, are being used by Global 2000 organizations such as Shell and AstraZeneca to plan, deploy and manage their Windows 2000 and Active Directory deployments.

Both Quest and FastLane maintain a network of strategic global partners and distributors that deliver and support IT professionals with tools, training and services around the world. The acquisition provides both companies' channels with the opportunity to leverage products and services from both companies, providing a single source for the products needed to ensure application reliability and performance.

ABOUT FASTLANE TECHNOLOGIES

FastLane Technologies Inc. is a leading provider of fast, scalable and cost-effective enterprise directory management solutions for Global 2000 organizations. FastLane is a Microsoft Certified Solution Provider. The company can be contacted at (800) 947-6752 or visit the website at www.fastlane.com.

ABOUT QUEST SOFTWARE

Quest Software, Inc. delivers solutions that enhance the performance and reliability of e-business, packaged and custom computing applications. Businesses and consumers alike have come to expect instant access to information and Quest Software provides solutions to ensure this availability. Based in Irvine, Calif., Quest Software has sales and support offices worldwide and currently has nearly 1,000 employees.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "believes," "may," "will" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Quest Software include, but are not limited to, variations in the size and timing of customer orders; dependence on Oracle's technologies; vulnerability to direct competition with Oracle; strains placed on the Company as a result of past and future growth; significant increases in operating expenses in the foreseeable future; disruptions caused by acquisitions of companies and/or technologies; the exposure to risk from our international operations; unanticipated year 2000 issues; the difficulty in predicting the buying patterns of customers because of year 2000 issues; and the need to attract and retain qualified personnel.

Our recent filing on Form S-1 and forthcoming Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


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